Exhibit 99.1

Leasys and Helbiz together for sustainable mobility

●	Leasys, a leader in rental services, and Helbiz, a leader in micro-mobility, announce apartnership that will see the two companies work together to re-design the future of sustainable mobility

●	The partnership is part of a financial agreement for an innovative project related to sustainable mobility, which will include vehicles without registration papers in the reference market

●	Through the consolidation of the Helbiz business model of sharing electric scooters, the agreement with Leasys allows its micro-mobility fleet financing to be optimized in an innovative manner.

Milan, June 16, 2021 - A collaboration is born between the international company Helbiz, a global leader in micro-mobility that is the business combination target of GreenVision Acquisition Corp. (Nasdaq: GRNV), which recently acquired MiMoto Smart Mobility S.r.l, the Italian leader in the scooter sharing market, alongside Leasys, a subsidiary of FCA Bank, a leader in long-term rental and mobility in Italy and one of the main operators in Europe.

The Leasys relationship supports the micro-mobility of Helbiz, and aims to become increasingly integrated. Following the closing of the acquisition which is expected to be completed in August 2021, Helbiz will be listed on the Nasdaq in New York. As a result, Helbiz will become the first micro-mobility company to be listed globally.

The new partnership is destined to revolutionize the future of urban mobility, and not just from an operational point of view. This collaboration falls within an extremely innovative financial agreement.

Helbiz and Leasys have signed an agreement that activates a line of credit for Helbiz micro-mobility sharing.

It offers a consolidation of the business model of Helbiz’s target market, is marked by rapid yet solid growth thanks to the structuring of solid processes as regards regulations, economic flows and supporting legislation. This has allowed access to an innovative source of financing through a dedicated line of credit, which speaks to the progressive success of the micro-mobility model of Helbiz, supported both by the increase in the number of licenses in cities and the strong growth of its fleet.

The basis of this collaboration is a shared vision of urban inter-mobility that is innovative and environmentally friendly. In addition to being united by the financial agreement, Leasys and Helbiz will work together on a project entirely dedicated to electric mobility that will aim to weave a common thread between the rental experience and the last mile of the electric scooter.

The companies are linked by their significant experience in the field of mobility and a commitment to promote increasingly sustainable and flexible mobility, which also supports the public service.

Alberto Grippo, CEO of Leasys SpA, added, “The partnership just signed with Helbiz is part of a series of strategic initiatives in the process of promotion of sustainable mobility initiated by Leasys, traveling a completely electric path together with the use of scooters, combining the needs of urban mobility with respect for the environment.”

Giulio Profumo, Chief Financial Officer of Helbiz Inc., said, “To meet Helbiz’s expansion needs, we have created a new asset-backed financing formula with Leasys for the purchase of last generation scooters. Although we are still in the building stage, our business model is proving to be on the route to profitability, and allows us to better plan both the purchase of new fleets of vehicles and their amortization period. With this line of credit, we can accelerate our growth both geographically and in terms of services, and make payments in installments over time.”

Specializing in rental solutions at 360 degrees “from a minute to a lifetime”, Leasys, a subsidiary of FCA Bank, has confirmed itself as the market leader in Italy in long-term rental in 2019 and 2020, and amongst the biggest operators in Europe. With the gradual reopening of the country, its goal is to give new life to the sector by offering integrated and efficient mobility that is best able to adapt to the needs of individuals, freelancers and companies.

Helbiz is the first company in Italy to invest heavily in micro-electric mobility. With business seeing continuous expansion and growth, Helbiz is on track to double its volumes in the coming years at both national and international levels. Helbiz is present in Italy with its fully electric sharing service in approximately 20 cities, including Rome, Milan and Turin, in addition to many in the United States, including Washington, D.C., Alexandria, Arlington and Miami. Helbiz has an entire proprietary IT department, and is the only company to have a full fleet of electric scooters, electric bicycles and electric mopeds.

LEASYS

Leasys is a company founded in September 2001: it is a Stellantis brand and subsidiary of FCA Bank, an equal joint venture between Stellantis (Jeep, Chrysler, Ram, Dodge, etc) and Crédit Agricole. Leasys offers a complete and innovative system of mobility services to individuals, professionals, and businesses of all sizes, from short/medium and long-term rentals to LeasysGO! or peer-to-peer car sharing through the U Go and I-Link platforms. It launched the first car subscription in Italy at the end of 2019 with Leasys CarCloud. With the Clickar brand, it is now amongst the first Italian and European companies involved in the online and offline sale of used company cars to individuals, professionals, and companies. With its headquarters in Italy, Leasys has started a process of internationalization from 2017 by opening several offices in Europe. It operates in Spain, France, the United Kingdom, Germany, Belgium, Holland, Portugal, Denmark, Greece and Poland, managing a fleet that will reach over 400,000 units by the end of 2021. In June 2019, it inaugurated Leasys Mobility Stores, a network of physical points of sale located throughout Italy. In the stores, which are currently also in France, customers can have access to all of the mobility services provided by Leasys. They will soon be available in the other European countries where the company operates. With the launch of the first fully electric mobility store at Turin Caselle Airport, Leasys is preparing to become a reference operator for sustainable mobility. The electrification project will also continue throughout 2021 in the European countries where Leasys operates. For more information: www.leasys.com

HELBIZ

Helbiz is a global leader in micro-mobility services. Launched in 2016 and headquartered in New York City, the company operates e-scooters, e-bicycles and e-mopeds in over 30 cities around the world including Washington, D.C., Alexandria, Arlington, Atlanta, Jacksonville, Miami, Milan, Richmond and Rome. Helbiz utilizes a customized, proprietary fleet management platform, artificial intelligence and environmental mapping to optimize operations and business sustainability. Helbiz announced on February 8, 2021 it has entered into a merger agreement with GreenVision Acquisition Corp. (Nasdaq: GRNV) (“GreenVision”) a SPAC, which, upon closing, will result in Helbiz becoming the first micro-mobility company listed on Nasdaq.

http://www.helbiz.com

GREENVISION

GreenVision Acquisition Corp. is a special purpose acquisition company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s or GreenVision’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the ability of the Company to meet Nasdaq listing standards following the transaction and in connection with the consummation thereof; (iii) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company or the stockholders of GreenVision or other reasons; (iv) the failure to meet the minimum cash requirements of the Merger Agreement due to GreenVision stockholder redemptions and the failure to obtain replacement financing; (v) the failure to meet projected development and production targets; (vi) costs related to the proposed transaction; (vii) changes in applicable laws or regulations; (viii) the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to pursue a growth strategy and manage growth profitability; (ix) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (x) the effect of the COVID-19 pandemic on the Company and GreenVision and their ability to consummate the transaction; and (xi) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in GreenVision’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. GreenVision’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to GreenVision and Helbiz and speaks only as of the date on which it is made. GreenVision and Helbiz undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, GreenVision filed a preliminary proxy statement with the SEC. Additionally, GreenVision will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of GreenVision are urged to read the definitive proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release. GreenVision’s stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available as well as other documents filed with the SEC by GreenVision, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: GreenVision Acquisition Corp., One Penn Plaza, 36th Floor, New York, New York 10019.

Participants in Solicitation

GreenVision and its directors and officers may be deemed participants in the solicitation of proxies of GreenVision’s shareholders in connection with the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in GreenVision is contained in the preliminary proxy statement with respect to the proposed business combination filed on April 8, 2021 with the SEC, and in GreenVision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of GreenVision’s executive officers and directors in the solicitation by reading GreenVision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the definitive proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of GreenVision’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the definitive proxy statement relating to the business combination when it becomes available.

Helbiz and its officers and directors may also be deemed participants in such solicitation. A list of the names of such directors and executive officers and information regarding their interests in the business combination are set forth in the preliminary proxy statement which was filed on April 8, 2021 with the SEC and the definitive proxy statement for the business combination when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

For investor and media inquiries, contact:

COMMUNICATION & MEDIA RELATIONSHIP

Davide D’Amico - tel. +39 335 7715011 email: davide.damico@helbiz.com

Chiara Garbuglia - tel. +335 7388163 email: chiara.garbuglia@helbiz.com

USA

The Blueshirt Group

Gary Dvorchak, CFA

Phone: +1 (323) 240-5796

Email: gary@blueshirtgroup.com

Agent of Change

Marcy Simon

Phone: +1 (917) 833-3392

Email: marcy@agentofchange.com

Helbiz Investor Relations

investor.relations@he

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